Exhibit 99.1

Press Release

Vuzix Reports Second Quarter 2026 Results

ROCHESTER, N.Y., August 13, 2026 - Vuzix® Corporation (NASDAQ: VUZI), (“Vuzix” or, the “Company”), a leading supplier of AI-powered smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its second quarter results for the three months ended June 30, 2026.

“Our branded enterprise smart glasses business continues to generate revenue, customer insight and market credibility, while opening new doors for Vuzix in the smart glasses ecosystem as an OEM smart glasses, waveguides and display systems provider,” said Paul Travers, President and Chief Executive Officer of Vuzix. “We delivered our initial next-generation Ultralite Pro glasses to Amazon for live commercial testing, expanded their M400 deployments across its fulfillment centers, moved our Collins Aerospace program into initial production deployments, delivered initial waveguide-based systems to a leading global automaker, and received initial and follow-on orders from Augmex for enterprise deployments. We continued to make further investments in our waveguide plant and manufacturing equipment to improve throughput, reduce development cycle times, and enable one production line to support development while another supports volume production, positioning Vuzix to execute an increasing number of simultaneous ODM/OEM, defense and waveguide programs.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2026 and 2025, respectively:

	For Three Months Ended June 30
	($000s except per share amounts)
	2026	2025
Sales:
Sales of Products	$884	$1,045
Sales of Engineering Services	229	250
Total Sales	1,113	1,296

Total Cost of Sales	1,759	2,057

Gross Profit (Loss)	(645)	(761)

Operating Expenses:
Research and Development	3,098	2,571
Selling and Marketing	1,210	1,353
General and Administrative	2,682	2,757
Depreciation and Amortization	118	413

Loss from Operations	(7,754)	(7,855)

Total Other Income (Expense)	125	189
Net Loss	(7,629)	(7,666)

Loss per Common Share	$(0.09)	$(0.10)

Second Quarter 2026 Financial Results

For the three months ended June 30, 2026, total revenues decreased by 14% to $1.1 million versus $1.3 million for the comparable period in 2025. Product sales were $0.9 million versus $1.0 million, a decrease of 15%. Engineering services and OEM product sales were $0.2 million versus $0.3 million, a decrease of 8%.

There was an overall gross loss of $0.6 million for the three months ended June 30, 2026 as compared to a gross loss of $0.8 million for the comparable 2025 period, a 15% overall improvement.

Research and Development expense was $3.1 million for the three months ended June 30, 2026 versus $2.6 million for the comparable 2025 period, an increase of 20%. This increase was largely due to increased external development costs for new products and higher cash salary and benefits related expenses due to headcount increases.

Selling and Marketing expense was $1.2 million for the three months ended June 30, 2026 versus $1.4 million for the comparable 2025 period, a decrease of 11%. The decrease was largely due to a decrease in non-cash stock-based compensation expense.

General and Administrative expense for the three months ended June 30, 2026 was $2.7 million versus $2.8 million for the comparable 2025 period, a decrease of 3%.

For the second quarter ended June 30, 2026, the net loss attributable to common shareholders was $7.7 million or $0.09 per share as compared to a loss of $7.7 million or $0.10 per share for the second quarter of 2025.

Net cash used in operating activities was $6.6 million for the second quarter of 2026 versus $4.8 million for the comparable 2025 period. As of June 30, 2026, the Company had $17.3 million in cash and no current or long-term debt obligations.

Management Outlook

“The smart glasses industry is entering a period of dynamic evolution as advances in AI and platform ecosystems support the transformation of the industry and ease application development for customers’ specialized needs. Usable and deployable applications that can be integrated into existing customer IT environments with relative ease have long been a limiting factor in the enterprise smart glasses market,” said Mr. Travers. “Fortune 500 companies are defining their AI and smart glasses strategies and have begun taking next steps to execute against their operational needs. AI can automate and improve many tasks, but skilled tradespeople, technicians and frontline workers operating in the physical world are not going away. At the same time the pull from end customers across our enterprise and ODM/OEM business areas for AI based smart glasses continue to gain momentum. Vuzix intends to continue investing in its waveguide innovation and furthering strategic relationships to better position us to capitalize on these opportunities, while simultaneously opening new opportunities beyond AI and AR applications across our main enterprise, defense and ODM/OEM markets,” said Mr. Travers.

Conference Call Information

Date: Thursday, August  13, 2026

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company’s website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=y18QpYGD

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2026.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 13, 2026, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13761977.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered smart glasses, waveguides and augmented reality technologies, components and products for the enterprise, medical, defense, security, and consumer markets. The Company’s products include head-mounted smart personal displays and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well as OEM waveguide optical components and display engines. Vuzix holds more than 500 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality. The Company has won over 20 Consumer Electronics Show (or CES) awards for innovation since 2005 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions such as AI regarding smart glasses demand, R&D project successes, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, and the Company’s leadership in the Smart Glasses and AR display industry. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the Company’s Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sec.gov or www.sedar.com). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com